Exhibit (n)(1)

1290 FUNDS

THIRD AMENDED AND RESTATED

PLAN

PURSUANT TO RULE 18f-3 UNDER THE

INVESTMENT COMPANY ACT OF 1940

This Plan (the “Plan”) is adopted by the Board of Trustees, including a majority of the Independent Trustees of 1290 Funds (the “Trust”) (as defined in the Trust’s Distribution Plans pursuant to Rule 12b-1) pursuant to Rule 18f-3 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Act”) upon a determination that the Plan is in the best interests of each class designated below individually and each of the Trust’s constituent series (each, a “Fund” and collectively, the “Funds”) as a whole. The Plan sets forth the general characteristics of, and the general conditions under which the Trust may offer multiple classes of shares of its now existing and hereafter created Funds. The Plan is intended to allow the Trust to offer multiple classes of shares to the full extent and in the manner permitted by the Rule, subject to the requirements and conditions imposed by the Rule. The Plan may be revised or amended from time to time as provided below.

CLASS DESIGNATIONS

Each Fund may from time to time issue one or more of the following classes of shares: Class A shares, Class T shares, Class I shares and Class R shares. Each of the classes of shares will represent interests in the same portfolio of investments of the Fund and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Trust’s prospectus or statement of additional information as from time to time in effect (the “Prospectus”). Subject to approval by the Board of Trustees, each Fund may alter the nomenclature for the designations of one or more of its classes of shares. Each Fund is advised by Equitable Investment Management Group, LLC (“Adviser”), and each class is distributed by the Trust’s principal underwriter (“Distributor”). Equitable Investment Management, LLC (the “Administrator”) serves as administrator to the Trust and is generally responsible for monitoring, testing and maintaining compliance policies, procedures and other items for the Trust, and thus assists in monitoring the Trust’s compliance with applicable requirements pursuant this Plan.

CLASS CHARACTERISTICS

Class A shares are offered at a public offering price that is equal to their net asset value (“NAV”) with an initial sales charge, except that certain Class A shares for which the initial sales charge has been eliminated may instead be subject to a contingent deferred sales charge (“CDSC”). Class A shares are subject to a fee imposed in accordance with Rule 12b-1 under the Act (“Rule 12b-1 fee”), as described in the Prospectus.

Class T shares are offered at a public offering price that is equal to their NAV with an initial sales charge. Class T shares are subject to a Rule 12b-1 fee, as described in the Prospectus.

Class I shares are offered at a public offering price that is equal to their NAV. Class I shares are not subject to an initial sales charge or a CDSC or a Rule 12b-1 fee.

Class R shares are offered at an offering price that is equal to their NAV. Class R shares are not subject to an initial sales charge or CDSC but are subject to a Rule 12b-1 fee, as described in the Prospectus.

ALLOCATIONS TO EACH CLASS

1. EXPENSE ALLOCATIONS

Certain expenses may be attributable to a particular class of shares of a Fund (“Class Expenses”). Class Expenses are charged directly to the net assets of the particular class and, thus, are borne on a pro rata basis by the outstanding shares of that class.

In addition to the Rule 12b-1 fees payable by the Trust to the Distributor of the Trust’s Class A, Class T and Class R shares,1 Class Expenses may include the following other expenses to the extent not required to be borne by the Adviser pursuant to the Trust’s Investment Advisory Agreement: (a) printing and postage expenses related to preparing and distributing materials such as shareholder reports, Prospectuses and proxy statements to current shareholders of a specific class; (b) SEC registration fees incurred with respect to a specific class; (c) state blue sky and foreign registration fees and expenses incurred with respect to a specific class; (d) the expenses of administrative personnel and services required to support shareholders of a specific class; (e) litigation and other legal expenses relating to a specific class; (f) Trustees’ fees or expenses incurred as a result of issues relating to a specific class of shares; (g) accounting and consulting expenses relating to a specific class; (h) any fees imposed pursuant to a non-Rule 12b-1 shareholder services plan that relate to a specific class; and (i) any additional expenses, not including investment management fees, investment advisory fees, custodial fees or other expenses relating to the management of the Trust’s assets, if such expenses are actually incurred in a different amount with respect to a class, or if a class receives services of a different kind or to a different degree than one or more other classes.

All expenses not designated as Class Expenses (“Fund Expenses”) will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

However, notwithstanding the above, the Trust may allocate Fund Expenses in such other manner as permitted by the Rule.

WAIVERS AND REIMBURSEMENTS

The Adviser or Distributor may choose to waive or reimburse Rule 12b-1 fees or any Class Expenses or Fund Expenses on a voluntary basis. Such waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.

[1]

As of the date of this Plan, the Trust has adopted Distribution Plans pursuant to Rule 12b-1 under the Act for each of the Class A, Class T and Class R shares (each a “Distribution Plan”). The Distributor serves as principal underwriter in connection with the offering and sale of each of the Class A, Class T, Class I and Class R shares.

INCOME, GAINS AND LOSSES

Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

However, notwithstanding the above, income and realized and unrealized capital gains and losses may be allocated to each class in such other manner as permitted by the Rule.

CONVERSION FEATURE

A. Automatic Conversions

The Class A shares, Class T shares, Class I shares and Class R shares shall not, except as noted below, automatically convert into another Class. Subsequent classes of shares (each a “Converting Class”) may automatically convert into another class of shares (the “Conversion Class”), subject to such terms as may be approved by the Trustees.

In the event of any material increase in payments authorized under the Distribution Plan (or, if presented to shareholders, any material increase in payments authorized by a non-Rule 12b-1 shareholder services plan) applicable to any Conversion Class, existing Converting Class shares will not be permitted to convert into Conversion Class shares unless the Converting Class shareholders, voting separately as a class, approve the material increase in such payments. Pending approval of such increase, or if such increase is not approved, the Trustees shall take such action as is necessary to ensure that existing Converting Class shares are exchanged or converted into a new class of shares (“New Conversion Class”) identical in all material respects to the Conversion Class shares as they existed prior to the implementation of the material increase in payments, no later than the time such shares were scheduled to convert to the Conversion Class shares. Converting Class shares sold after the implementation of the fee increase may convert into Conversion Class shares subject to the higher maximum payment, provided that the material features of the Conversion Class plan and the relationship of such plan to the Converting Class shares were disclosed in an effective registration statement.

If a shareholder no longer meets the eligibility requirements for the shareholder’s current share class (as described in the Prospectus), the Fund may, upon notice to the shareholder, convert the shareholder into a share class of the same Fund for which the shareholder is eligible.

B. Self-Directed Conversions

Additionally, shareholders may conduct self-directed conversions from one share class into another share class of the same Fund for which they are eligible, subject to the eligibility requirements for the purchase of the new class of the Fund as set forth in the prospectus. Any such conversion will occur at the respective share classes’ next calculated net asset values after the Fund’s receipt of the shareholder’s request in good order. Shares subject to a CDSC at the time of the requested conversion shall not be eligible for conversion. The Funds reserve the right to refuse any conversion request.

EXCHANGE FEATURES

Shares of each class generally will be permitted to be exchanged only for shares of the same class of another Fund. All exchange features applicable to each class will be described in the Prospectus.

DIVIDENDS

Dividends paid by the Trust with respect to its Class A shares, Class T shares, Class I shares and Class R shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Rule 12b-1 fee payments relating to a class of shares will be borne exclusively by that class and any incremental transfer agency costs or, if applicable, Class Expenses relating to a class shall be borne exclusively by that class.

VOTING RIGHTS

Each share of each Fund entitles the shareholder of record to one vote. Each class of shares of the Fund will vote separately as a class with respect to any Distribution Plan, as defined herein, applicable to that class and on other matters for which class voting is required under applicable law. Class A, Class T and Class R shareholders will vote separately as a class to approve any material increase in payments authorized under the Distribution Plan applicable to Class A, Class T and Class R shares, respectively.

RESPONSIBILITIES OF THE TRUSTEES

On an ongoing basis, the Trustees will monitor the Trust and each Fund for the existence of any material conflicts among the interests of the four classes of shares. The Trustees shall further monitor on an ongoing basis the use of waivers or reimbursement by the Adviser, the Administrator, and the Distributor of expenses to guard against cross-subsidization between classes. The Trustees, including a majority of the Independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the Adviser, the Administrator, and the Distributor, at their own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

REPORTS TO THE TRUSTEES

The Adviser, with the assistance of Administrator, and the Distributor will be responsible for reporting any potential or existing conflicts among the four classes of shares to the Trustees. In addition, the Trustees will receive quarterly and annual statements concerning expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1. In the statements, only expenditures properly attributable to the direct or indirect sale or servicing of a particular class of shares shall be used to justify any distribution fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the Independent Trustees in the exercise of their fiduciary duties.

ADDITIONAL INFORMATION

The Plan is qualified by and subject to the terms of the Trust’s Registration Statement; provided, however, that none of the terms set forth in the Registration Statement shall be inconsistent with the terms of the classes contained in this Plan. The Registration Statement contains additional information about the classes and each Series’ multiple class structure.

AMENDMENTS

The Plan may be amended from time to time in accordance with the provisions and Requirements of the Rule.

Adopted at a meeting held on 6/10/14

Amended and restated at a meeting held on 9/16/14

Amended and restated at a meeting held on 12/1/16

Amended and restated at a meeting held on 12/4-5/19

Amended and restated at a meeting on 6/15 – 6/17/21/Effective August 2021